Exhibit 11

INTERNATIONAL PAPER COMPANY
STATEMENT OF COMPUTATION OF PER SHARE EARNINGS (1)
(Unaudited)
(In millions, except per share amounts)

	Three Months Ended March 31,
	2018	2017
Earnings (loss) from continuing operations	$361	$192
Discontinued operations	368	17
Net earnings (loss)	729	209
Effect of dilutive securities	—	—
Net earnings - assuming dilution	$729	$209
Average common shares outstanding	413.5	412.1
Effect of dilutive securities
Restricted stock performance share plan	4.7	3.9
Average common shares outstanding - assuming dilution	418.2	416.0
Earnings (loss) per common share from continuing operations	$0.87	$0.47
Discontinued operations	0.89	0.04
Net earnings (loss) per common share	$1.76	$0.51
Earnings (loss) per common share from continuing operations - assuming dilution	$0.86	$0.46
Discontinued operations	0.88	0.04
Net earnings (loss) per common share - assuming dilution	$1.74	$0.50

Note: If an amount does not appear in the above table, the security was antidilutive for the periods presented.

(1)	Attributable to International Paper Company common shareholders.